UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 13, 2020

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number			IRS Employer Identification Number
001-3034	XCEL ENERGY INC.			41-0448030
(a Minnesota corporation)
414 Nicollet Mall
	Minneapolis	Minnesota	55401
	(612)	330-5500

001-3280	PUBLIC SERVICE COMPANY OF COLORADO			84-0296600
(a Colorado corporation)
1800 Larimer Street Suite 1100
	Denver	Colorado	80202
	(303)	571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $2.50 par value	XEL	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events
Electric Rate Case
On May 13, 2020, the Colorado Public Utilities Commission (CPUC) held deliberations on the requests for reconsideration in the 2019 electric rate case for Public Service Company of Colorado (PSCo), a wholly owned subsidiary of Xcel Energy Inc. (Xcel Energy). Treatment of several items were modified resulting in a net increase of approximately $11 million in revenue, including the following:

•	Confirmation of rate base methodology; (a)

•	Long-term debt return on prepaid pension and retiree medical assets; and

•	Reversal of Comanche Unit 3 superheater disallowance and opening of a CPUC investigation into its operations and performance.
(a) Historical time period before the Current Test Year (CTY) period should be calculated on a year-end rate base methodology, with the CTY rate base remaining on a 13-month average.
The CPUC confirmed their previous decisions on return on equity (ROE) and capital structure. Upon the CPUC’s written decision, PSCo will submit a compliance tariff filing to implement the changes, which will include recovery of incremental revenue back to Feb. 25, 2020.
Natural Gas Rate Case
On Feb. 5, 2020, PSCo filed a rate case with the CPUC seeking a net increase to retail natural gas rates of $126.8 million, reflecting a $144.5 million increase in base rate revenue, partially offset by $17.7 million of costs previously authorized through the Pipeline System Integrity Adjustment (PSIA) rider mechanism. The request is based on a 9.95% ROE, an equity ratio of 55.81% and a historic test year as of Sept. 30, 2019, adjusted for known and measurable differences for the 12-month period ended Sept. 30, 2020.
On May 13, 2020, the CPUC Staff (Staff) and Office of Consumer Counsel (OCC) filed comprehensive answer testimony. Several parties also filed additional testimony.
Estimated impact of recommendations:

2020 Rate Request (Millions of Dollars)	Staff	OCC (a)
Filed base revenue request	$144.5	$144.5
Less: previously authorized costs (existing riders)	17.7	17.7
Filed net increase to revenue	126.8	126.8

Recommended base rate adjustments:
Rate base test year adjustments (Oct. 1, 2019 to Sept. 30, 2020) (b)	(39.0)	(35.7)
ROE	(16.8)	(18.7)
Adjustments to rate base and prepaid pension asset amortization	(10.9)	(2.1)
Depreciation expense	(5.2)	—
O&M adjustments	(4.1)	(1.8)
Other	(1.6)	(5.3)
Total recommended base rate adjustments	(77.6)	(63.6)

Total proposed revenue change	$49.2	$63.2
(a) In addition, OCC is recommending a debt-only return on projects recovered through the PSIA rider.
(b) Adjustments to exclude the capital additions through Sept. 30, 2020 and utilize a 13 month-average rate base methodology for the 12 month period ended Sept. 30, 2019.
Positions on PSCo’s filed gas rate request:

Recommended Position	Staff	OCC
ROE	8.80%	8.70%
Equity	55.42%	54.60%
Test Year	Historic	Historic
Procedural schedule:

•	Rebuttal testimony - June 8, 2020;

•	Evidentiary hearing - July 7-17, 2020;

•	Statement of position - July 31, 2020; and

•	CPUC decision is expected in the second half of 2020, with rates anticipated to be effective in November 2020.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Such forward-looking statements, as well as assumptions and other statements are intended to be identified in this document by the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. Factors, in addition to those discussed in Xcel Energy’s and PSCo’s Annual Report on Form 10-K for the year ended Dec. 31, 2019, and subsequent securities filings, that could cause actual results to differ materially from management expectations as suggested by such forward-looking information: uncertainty around the impacts and duration of the COVID-19 pandemic; operational safety, including our nuclear generation facilities; successful long-term operational planning; commodity risks associated with energy markets and production; rising energy prices and fuel costs; qualified employee work force and third-party contractor factors; ability to recover costs, changes in regulation and subsidiaries’ ability to recover costs from customers; reductions in our credit ratings and the cost of maintaining certain contractual relationships; general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; our subsidiaries’ ability to make dividend payments; tax laws; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; seasonal weather patterns; changes in environmental laws and regulations; climate change and other weather; natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes; and costs of potential regulatory penalties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 15, 2020	Xcel Energy Inc. (a Minnesota corporation)
Public Service Company of Colorado (a Colorado corporation)

/s/ BRIAN J. VAN ABEL
Brian J. Van Abel
Executive Vice President, Chief Financial Officer